Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                     Registration No. 333-117954


PROSPECTUS

                         RADA ELECTRONIC INDUSTRIES LTD.
                            1,110,214 ORDINARY SHARES

     This prospectus relates to up to 1,110,214 ordinary shares of RADA Electronic Industries Ltd. that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the ordinary shares offered hereby, 84,916 ordinary shares were issued to the selling shareholders and up to: (i) 619,047 ordinary shares are issuable upon conversion of $3 million of convertible notes; and (ii) 406,250 ordinary shares are issuable upon exercise of warrants. Such convertible notes and warrants were issued pursuant to a securities purchase agreement, dated as of July 9, 2004. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

     We are not offering or selling any of our ordinary shares pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

     Our ordinary shares are listed for trading on the NASDAQ Capital Market under the symbol "RADI." On April 12, 2007, the closing price of our ordinary shares on the NASDAQ Capital Market was $2.46.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 APRIL 12, 2007

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

NOTICE REGARDING FORWARD-LOOKING STATEMENTS                                  2
PROSPECTUS SUMMARY                                                           3
RADA ELECTRONIC INDUSTRIES LTD                                               3
THE OFFERING                                                                 3
CAPITALIZATION AND INDEBTEDNESS                                             15
REASONS FOR THE OFFER AND USE OF PROCEEDS                                   15
MARKET PRICE DATA                                                           16
SELLING SHAREHOLDERS                                                        17
OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION              20
EXPENSES ASSOCIATED WITH THE REGISTRATION                                   22
FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS                             22
EXPERTS                                                                     22
LEGAL MATTERS                                                               23
WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
    CERTAIN INFORMATION BY REFERENCE                                        23
ENFORCEABILITY OF CIVIL LIABILITIES                                         24

     When you are deciding whether to purchase the ordinary shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     In this prospectus, "we," "us," "our," the "Company" and "RADA" refer to RADA Electronic Industries Ltd., an Israeli company, and our Chinese subsidiary.

     We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE ORDINARY SHARES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                         RADA ELECTRONIC INDUSTRIES LTD.

     We develop, manufacture and sell automated test equipment, avionics products and ground debriefing systems and provide manufacturing services for military and commercial use, mainly in Israel, the U.S. and Europe. We also provide test and repair services using our CATS(TM) testers and test program sets through our Chinese subsidiary.

     We were incorporated in Israel on December 8, 1970 and have one majority owned subsidiary in China. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 42504, Israel, and our telephone number is 972-9-892-1111. Our address on the internet is www.rada.com. Our agent for service of process in the U.S. is Puglisi & Associates.

                                  THE OFFERING

Ordinary shares offered             1,110,214 shares, including 1,110,214
                                    ordinary shares that were issued to the
                                    selling shareholders and up to: (i) 619,047 shares issuable upon conversion of convertible notes; and (ii) 406,250 shares issuable upon exercise of outstanding warrants.



NASDAQ Capital Market Symbol        "RADA"

Use of proceeds                     We will not receive any proceeds from the
                                    sale of the ordinary shares offered
                                    hereby. We will, however, receive the
                                    proceeds from the exercise of the warrants if and when they are exercised.



Ordinary shares outstanding         8,728,509 shares

Risk Factors                        Prospective investors should carefully
                                    consider the Risk Factors beginning on
                                    Page 4 before buying the ordinary shares offered hereby.

                                  RISK FACTORS

     INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE INVESTING IN OUR ORDINARY SHARES. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. IN THAT CASE, THE VALUE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

     WE HAVE A HISTORY OF LOSSES, AND MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

     In the year ended December 31, 2006 we recorded a net loss of $2 million. We have incurred losses in three out of the last five years and as of December 31, 2006 our accumulated deficit was $61 million. We may not be able to achieve or sustain profitability in the future.

     WE MAY NOT BE ABLE TO SERVICE OUR DEBT, INCLUDING THE $3 MILLION CONVERTIBLE NOTES DUE JULY 12, 2007.

     Our ability to pay or to refinance our indebtedness, including the $3 million convertible notes due July 12, 2007, will depend upon our future operating performance. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we would attempt to restructure or refinance our indebtedness or seek additional equity capital. It may be challenging for us to accomplish such actions on satisfactory terms.

     WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

     Our working capital requirements and the cash flow provided by our operating activities are likely to vary greatly from quarter to quarter, depending on the timing of orders and deliveries, the build-up of inventories, and the payment terms offered to our customers. As a consequence of our significant losses, we incurred significant bank debt and sold equity and debt securities in private placements in the years 1997 through 2006. We may need to raise additional funds for a number of uses, including:

o    Working capital and operating activities;

o    Implementing marketing and sales activities for our products;

o    Maintaining and expanding research and development programs;

o    Hiring additional qualified personnel; and

o    Supporting an increased level of operations.

     We may not be able to obtain additional funds in the most favorable terms. If we cannot raise needed funds on favorable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

o    Develop new products;

o    Enhance our existing products;

o    Remain current with evolving industry standards;

o    Fulfill our contractual obligations;

o    Take advantage of future opportunities;

o    Respond to competitive pressures or unanticipated requirements; or

o    Retain our listing on the NASDAQ Capital Market.

     If adequate funds are not available to us, our business, results of operations and financial condition will be materially and adversely affected. Any equity or debt financings may cause dilution to our then-existing shareholders and may increase our financing expenses. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our ordinary shares would decrease and the percentage ownership of then current shareholders would be diluted.

     WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

     In line with our growth strategy, we have entered into teaming agreements and other co-operation agreements with Smiths Aerospace Electronic Systems, or Smiths, and Lockheed Martin Aerospace to increase our penetration into the aviation market. We are currently investing and intend to continue to invest significant resources to develop these relationships. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with such parties, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

     As part of our growth strategy, we seek to acquire or invest in complementary, including competitive, businesses, products and technologies. We acquired certain assets and assumed certain liabilities related to the operations of Vectop Ltd., or Vectop, in the first quarter of 2005, and are seeking additional potential acquisition candidates. We currently have no commitments or agreements with respect to any future acquisitions or investments and we may not be able to consummate any acquisition or investment. Even if we do acquire or invest in these businesses, products or technology, the process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business.

     In addition, we have limited experience in managing acquisitions and growth. Therefore, the anticipated benefits of any acquisition may not be realized. Furthermore, future acquisitions by us could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including risks inherent in entering markets in which we have no or limited prior experience and the potential loss of key employees and the risk that we may experience difficulty or delays in obtaining necessary permits.

     COMPETITION IN THE MARKET FOR AUTOMATED TEST EQUIPMENT AND AVIONICS EQUIPMENT IS INTENSE AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.

     The market for our products is highly competitive, and we may not be able to compete effectively in our market. Our principal competitors in the automated test equipment market are Zaban in Israel, and Aerospatiale Avionique and Avtron abroad. Our principal competitors in the avionics market are Harris, Rockwell Collins, Honeywell, Elbit Systems Ltd., or Elbit, Israel Aircraft Industries Ltd., or IAI, R.S.L. Ltd., TEAC and Elisra Systems Ltd. We expect to continue to face competition from these and other competitors. Most, if not all, of our competitors are far larger, have substantially greater resources including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we have. These competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition than us. We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

     OUR INITIATIVE OF PROVIDING MANUFACTURING SERVICES MAY NOT SUCCEED, AND AS A RESULT, WE MAY BE UNABLE TO ACHIEVE PROFITABILITY IN OUR BEIT-SHE'AN PRODUCTION FACILITY AND MAY BE FORCED TO SHUT DOWN ITS OPERATIONS.

     In June 2000, we began to provide manufacturing services to original equipment manufacturers in Israel and the United States, using the manufacturing capabilities of our Beit-She'an plant. The market for our manufacturing services is highly competitive and we may not be able to compete effectively in this market. The cost of labor and the efficiency of the production equipment and production processes are crucial to our success in this market. Consequently, should we fail to maintain low labor costs, enhance our production equipment and develop new and more efficient production methods, we may have to shut down the operations of our Beit-She'an plant, which may harm our competitiveness and could adversely affect our business, results of operations and financial condition.

     REDUCTION IN MILITARY BUDGETS WORLDWIDE MAY CAUSE A REDUCTION IN OUR REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     A significant portion of our revenues is derived from the sale of products with military applications. These revenues, on a consolidated basis, totaled approximately $11.6 million, or 89% of revenue in 2006, $11.8 million, or 88% of revenues in 2005 and $11.8 million, or 83 % of revenues in 2004. The military budgets of a number of countries may be reduced in the future. Declines in military budgets may result in reduced demand for our products and manufacturing services. This would result in reduction in our core business' revenues and adversely affect our business, results of operations and financial condition.

     SALES OF OUR PRODUCTS ARE SUBJECT TO GOVERNMENTAL PROCUREMENT PROCEDURES AND PRACTICES; TERMINATION, REDUCTION OR MODIFICATION OF CONTRACTS WITH OUR CUSTOMERS, AND ESPECIALLY WITH THE GOVERNMENT OF ISRAEL, OR A SUBSTANTIAL DECREASE IN OUR CUSTOMERS' BUDGETS MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     Our military aviation products are sold primarily to government agencies and authorities and government-owned companies, many of which have complex and time-consuming procurement procedures. A long period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to government agencies, authorities and companies are directly affected by these customers' budgetary constraints and the priority given in their budgets to the procurement of our products.

     Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination of contracts or subcontracts for convenience, among others. The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

     IF WE DO NOT RECEIVE THE GOVERNMENTAL APPROVALS NECESSARY FOR THE EXPORT OF OUR PRODUCTS, OUR REVENUES MAY DECREASE. SIMILARLY IF OUR SUPPLIERS AND PARTNERS DO NOT RECEIVE THEIR GOVERNMENT APPROVALS NECESSARY TO EXPORT THEIR PRODUCTS OR DESIGNS TO US, OUR REVENUES MIGHT DECREASE AND WE MAY FAIL TO IMPLEMENT OUR GROWTH STRATEGY.

     Under Israeli law, the export of certain of our products and know-how is subject to approval by the Israeli Ministry of Defense. To initiate sales proposals with regard to exports of our products and know-how and to export such products or know-how, we must obtain permits from the Ministry of Defense. We may not be able to receive in a timely manner all the required permits for which we may apply in the future.

     Similarly, under foreign laws the export of certain military products, technical designs and spare parts require the prior approval of, or export license from, such foreign governments. In order to maintain our third party production, certain co-development activities and procurements required for the performance of certain contracts, we must receive detailed technical designs, products or products' parts samples from our strategic partners or suppliers. We may not be able to receive all the required permits and/or licenses in a timely manner. Consequently, our revenues may decrease and we may fail to implement our growth strategy.

     WE DEPEND ON SALES TO KEY CUSTOMERS AND THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A LOSS OF A SIGNIFICANT AMOUNT OF OUR REVENUES.

     A significant portion of our revenues is derived from a small number of customers. Our major customers during the three years ended December 31, 2006, were as follows:

                                            Percentage of Revenues
                                    --------------------------------------
                                      2004           2005           2006
                                    --------       --------       --------

Smiths Electronic Systems               5%            21%            38%
The Boeing Company                     10%             3%             -
Israeli Ministry of Defense            19%            12%             5%
Israel Aviation Industries              6%            14%            20%
Portuguese Air Force                   17%             -              2%
U.S.Navy                               11%             -              -
Lockheed Martin                         5%            12%             9%
Hindustan Aeronautics                   -              5%             3%

     We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. If our principal customers do not continue to purchase products from us at current levels or if such customers are not retained and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, financial condition and results of operations.

     WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS OF COMPONENTS FOR OUR PRODUCTS AND IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS WHEN NEEDED, WE WOULD EXPERIENCE DELAYS IN MANUFACTURING OUR PRODUCTS AND OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

     We acquire most of the components for the manufacturing of our products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States. Certain of these suppliers are currently the sole source of one or more components upon which we are dependent. Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements. Inadequacy of operating funds may cause us to delays placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. We may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

     WE RELY ON THE AIRLINE INDUSTRY AND THE CONTINUED FINANCIAL CRISES IN THIS INDUSTRY ADVERSELY AFFECTS OUR SALES.

     The airline industry is an important market for our automated test equipment products and product support services. Our ability to achieve growth and profitability in this market depends in great measure on the economic condition of the commercial aviation industry. Since 2001, and especially following the tragic events of September 11, 2001, the airline industry has suffered from economic decline that caused the bankruptcy of several airlines and imposed financial constraints on the entire industry. As a result of these conditions, the sales of our automated test equipment products have materially decreased. The continuance of the crisis in the commercial aviation industry will adversely affect our business, financial condition and results of operations.

     RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE MARKET ACCEPTANCE OF OUR PRODUCTS.

     The avionics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements, and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition would be materially adversely affected.

     WE MAY ENCOUNTER DIFFICULTIES WITH OUR INTERNATIONAL OPERATIONS AND SALES.

     While our principal executive offices are located in Israel, exports accounted for 67% of our sales in 2006, 59% of our sales in 2005, and 65% of our sales in 2004. This subjects us to many risks inherent in engaging in export international business, including:

o Limitations and disruptions resulting from the imposition of government controls;

o    Changes in regulatory requirements;

o    Export license requirements;

o    Economic or political instability;

o    Trade restrictions;

o    Changes in tariffs;

o    Currency fluctuations;

o Longer receivable collection periods and greater difficulty in accounts receivable collection;

o    Greater difficulty in safeguarding intellectual property;

o Difficulties in managing overseas subsidiaries and international operations; and

o    Potential adverse tax consequences.

     We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties in connection with the sale of our products in international markets. Any of those events will have a material adverse affect on our business, operating results and financial condition.

     CURRENCY EXCHANGE RATE FLUCTUATIONS IN THE WORLD MARKETS IN WHICH WE CONDUCT BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in U.S. dollars, a significant portion of our expenses is incurred in NIS. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, we may not be able to do so. Furthermore, such transactions, if entered into, may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. In the future, such fluctuations may have a material adverse effect on revenues from international sales, operating expenses and consequently, on our business, operating results and financial condition.

     WE ARE DEPENDENT ON OUR SENIOR MANAGEMENT AND KEY PERSONNEL, IN PARTICULAR HERZLE BODINGER, OUR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WHOSE LOSS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our future success depends in large part on the continued services of our senior management and key personnel. In particular, we are dependent on the services of Herzle Bodinger, our chairman, president and Chief Executive Officer. We do not carry key person life insurance on our senior management or key personnel. Any loss of the services of Herzle Bodinger, other members of senior management or other key personnel could negatively and materially effect our business.

     OUR PROPRIETARY TECHNOLOGY IS DIFFICULT TO PROTECT AND UNAUTHORIZED USE OF OUR PROPRIETARY TECHNOLOGY BY THIRD PARTIES MAY IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success and ability to compete largely depends upon protecting our proprietary technology. We rely on a combination of trade secrets, copyright law and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology. Except for a patent that relates to our ACE(TM) system, we do not have any patents.

     OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them. In addition, any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend.

     THE STATUS OF OUR CHINESE SUBSIDIARY AND ITS JOINT VENTURE WITH BEIJING TIANZU FORESTRY COMPANY IS UNCERTAIN AND WE MAY BE REQUIRED TO INITIATE LITIGATION IN ORDER TO ENFORCE OUR RIGHTS.

     Beijing Huarui Aircraft Components Maintenance and Services Co., Ltd. or CACS, our Chinese subsidiary, conducts its business in an approximately 16,000 square foot facility in Beijing that includes offices and test and repair facilities. The land for this facility was leased by Beijing Tianzu Forestry Company or Tianzu, the minority shareholder in CACS, from the Chinese government for 30 years. Under a joint venture agreement, and in consideration for its equity investment in CACS, Tianzu granted CACS usage rights in the land, constructed the buildings and granted CACS the ownership of these buildings. However, the transfer of the title to the land and the buildings has not been completed. Although Tianzu is legally obligated to complete such transfer of title to the land and the buildings, such transfer may not be completed and we may be required to initiate litigation in order to enforce our rights to receive title to the land and buildings.

     IF WE ARE UNABLE TO SATISFY THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT, OR OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE NOT EFFECTIVE, THE RELIABILITY OF OUR FINANCIAL STATEMENTS MAY BE QUESTIONED AND OUR SHARE PRICE MAY SUFFER.

     Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its combined subsidiaries' internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting for our annual report on Form 20-F for the fiscal year ending December 31, 2007. Our independent auditors will be required to issue an opinion on management's assessment of those matters for our annual report on Form 20-F for the fiscal year ending December 31, 2008. Our compliance with
Section 404 of the Sarbanes-Oxley Act will first be tested in connection with the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2007. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are relatively new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

RISK FACTORS RELATED TO OUR ORDINARY SHARES

     OUR SHARE PRICE HAS BEEN VOLATILE IN THE PAST AND MAY DECLINE IN THE
FUTURE.

     Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

o    Quarterly variations in our operating results;

o Operating results that vary from the expectations of securities analysts and investors;

o Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

o Announcements of technological innovations or new products by us or our competitors;

o Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

o    Changes in the status of our intellectual property rights;

o Announcements by third parties of significant claims or proceedings against us;

o    Additions or departures of key personnel;

o    Future sales of our ordinary shares;

o    De-listing of our shares from the NASDAQ Capital Market; and

o    Stock market price and volume fluctuations.

     Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

     SUBSTANTIAL FUTURE SALES OF OUR ORDINARY SHARES MAY DEPRESS OUR SHARE
PRICE.

     If our shareholders sell substantial amounts of our ordinary shares, including shares registered under effective registration statements and shares issuable upon the exercise of outstanding warrants, or convertible notes, or if the perception exists that our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time, in a place and on terms we deem appropriate.

     WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

RISK FACTORS RELATED TO LOCATION IN ISRAEL

     CONDUCTING BUSINESS IN ISRAEL ENTAILS SPECIAL RISKS.

     We are incorporated under the laws of, and our executive offices, manufacturing plant and research and development facilities are located in, the State of Israel. Although a large portion of our sales are made to customers outside Israel, we are nonetheless directly affected by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel.

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there has been an increase in unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity through 2006. In July 2006, an armed conflict began between Israel and Hezbollah forces in Lebanon, which involved rocket attacks on populated areas in the northern parts of Israel. On August 14, 2006, a cease-fire between Hezbollah and Israel took effect. This situation has had an adverse effect on Israel's economy, primarily in the geographical areas directly harmed by this conflict. Any future armed conflict, political instability or violence in the region may have a negative effect on those research and development activities that we conduct in Israel and may adversely affect our share price.

     Some of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

     OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED BY THE OBLIGATION OF OUR PERSONNEL TO PERFORM MILITARY SERVICE.

     Many of our executive officers and employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

     WE MAY BE ADVERSELY AFFECTED IF THE RATE OF INFLATION IN ISRAEL EXCEEDS THE RATE OF DEVALUATION OF THE NIS AGAINST THE U.S. DOLLAR.

     In 2006, approximately 31% of our expenses were in U.S. dollar of U.S. dollar-linked NIS, in 2005 approximately 38% of our expenses were in U.S. dollars or U.S. dollar-linked, in 2004 approximately 34% of our expenses were in U.S. dollars or U.S. dollar-linked NIS. In each of these years, virtually all our remaining expenses were in unlinked NIS. Our expenses that are denominated in U.S. dollars or paid in Israeli currency linked to the U.S. dollar-NIS exchange rate are influenced by the extent to which any inflation in Israel is not offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the U.S. dollar. In 2002, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel, which benefited us. In 2004, 2005 and 2006, the rate of inflation was 1.2%, 2.4% and 0.9% respectively, and the NIS was reevaluated vis-a-vis the dollar. These changes, as well as the recent world-wide devaluation of the U.S. dollar, have affected our operations, financial condition and results of operations by decreasing the NIS equivalents of our U.S. denominated revenues and increasing the U.S. dollar equivalents of our NIS denominated expenses. We may be adversely affected in the future if the rate of inflation in Israel exceeds the devaluation of the NIS against the U.S. dollar or if the timing of this devaluation lags behind increases in inflation in Israel.

     SERVICE AND ENFORCEMENT OF LEGAL PROCESS ON US AND OUR DIRECTORS AND OFFICERS MAY BE DIFFICULT TO OBTAIN.

     Service of process upon our directors and officers and the Israeli experts named herein, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since substantially all of our assets, most of our directors and officers and the Israeli experts named in this annual report are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

     There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

     PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE THE ACQUISITION OF OUR COMPANY DIFFICULT, WHICH COULD PREVENT A CHANGE OF CONTROL AND THEREFORE DEPRESS THE PRICE OF OUR SHARES.

     Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

     YOUR RIGHTS AND RESPONSIBILITIES AS A SHAREHOLDER WILL BE GOVERNED BY ISRAELI LAW AND DIFFER IN SOME RESPECTS FROM THE RIGHTS AND RESPONSIBILITIES OF SHAREHOLDERS UNDER U.S. LAW.

     We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company's articles of association, increases in a company's authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

     AS A FOREIGN PRIVATE ISSUER WHOSE SHARES ARE LISTED ON THE NASDAQ CAPITAL MARKET, WE MAY FOLLOW CERTAIN HOME COUNTRY CORPORATE GOVERNANCE PRACTICES INSTEAD OF CERTAIN NASDAQ REQUIREMENTS.

     As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules, including the composition of our board of directors, director nomination procedure, compensation of officers and quorum at shareholders meetings. In addition, we may follow Israeli law instead of the NASDAQ Marketplace Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of our company, certain transactions other than a public offering involving issuances of a 19.9% or more interest in our company and certain acquisitions of the stock or assets of another company.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth the capitalization of our company as of December 31, 2006.

                                                                   DECEMBER 31,
                                                                      2006
                                                                   ----------
                                                                 (in thousands)

Ordinary shares of NIS 0.015 par value, 16,333,333 shares
authorized; 8,723,509 shares issued and outstanding                     116
Additional paid-in capital                                           67,239
Accumulated deficit                                                 (61,281)
    Total shareholders' equity                                     $  6,074

---------------
(*) The fair value of the warrants was calculated based on the Black-Scholes pricing model.

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants issued to selling shareholders if and when they are exercised. We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statements of which this prospectus is a part.

                                MARKET PRICE DATA

     Our ordinary shares trade on the NASDAQ Capital Market under the symbol RADI. The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ Capital Market, as applicable. In order to regain compliance with the NASDAQ Marketplace requirement that the minimum bid price of our ordinary shares exceed $1.00 per share for 30 consecutive days, our shareholders approved an one share for three shares reverse split on January 29, 2007. The reverse split took effect on February 14, 2007. On April 12, 2007 the closing price of an ordinary share on the NASDAQ Capital Market was $2.46 and we are presently in compliance with the NASDAQ listing requirements. The following tables reflect the reverse stock split as if it took place prior to periods reflected in the tables.

                                         HIGH           LOW
                                      -----------   -----------

2004
First Quarter                         $   6.24      $   3.93
Second Quarter                           14.34          3.90
Third Quarter                             7.80          3.30
Fourth Quarter                            5.31          3.45
2005
First Quarter                         $   5.64      $   4.38
Second Quarter                            5.22          3.87
Third Quarter                             4.56          3.75
Fourth Quarter                            3.99          3.18
2006
First Quarter                         $   3.90      $   2.79
Second Quarter                            2.85          1.95
Third Quarter                             3.03          2.16
Fourth Quarter                            2.67          1.98
2007
First Quarter                         $   3.45      $   1.92


MONTHLY STOCK INFORMATION

     The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ Capital Market.

MONTH                                 HIGH           LOW
-----                              ----------    -----------

October 2006                       $   2.67      $   2.34
November 2006                          2.43          2.10
December 2006                          2.19          1.98
January 2007                           3.00          1.95
February 2007                          2.55          1.98
March 2007                             2.94          2.01

                              SELLING SHAREHOLDERS

     The ordinary shares being offered by the selling shareholders were issued pursuant to a securities purchase agreement, dated as of July 9, 2004, and are issuable upon conversion of the convertible notes and upon exercise of the warrants. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares, the convertible notes and the warrants issued pursuant to the securities purchase agreement, the selling shareholders have not had any material relationship with us within the past three years.

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares, convertible notes and warrants, as of the date of this prospectus, assuming conversion of all convertible notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise.

     The third column lists the ordinary shares being offered by this prospectus by the selling shareholders.

     In accordance with the terms of registration rights agreements with the selling shareholders, this prospectus generally covers the resale of at least sum of (i) the number of ordinary shares initially issued pursuant to the securities purchase agreement and (ii) 130% of the sum of (x) the number of ordinary shares issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (y) the number of ordinary shares issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

     Under the terms of the convertible notes and the warrants, a selling shareholder may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such conversion or exercise, excluding for purposes of such determination ordinary shares issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                            NUMBER OF         MAXIMUM NUMBER          NUMBER OF
                                            ORDINARY            OF ORDINARY           ORDINARY
                                             SHARES            SHARES TO BE            SHARES
                                           BENEFICIALLY       SOLD PURSUANT         BENEFICIALLY
                                           OWNED PRIOR           TO THIS             OWNED AFTER
 NAME OF SELLING SHAREHOLDER               TO OFFERING          PROSPECTUS            OFFERING
-------------------------------            ------------        -------------        -------------
Smithfield Fiduciary LLC (1)(6)              642,246              437,460              204,786

Omicron Master Trust (2)(6)                  161,450               47,185              114,264

Iroquois Master Fund Ltd.(3)(6)              620,743              239,236              381,507

Portside Growth and Opportunity
Fund (4)(6)                                  413,443              246,202              167,241

Rockmore Investment Master Fund
Ltd. (5)(6)                                  108,189               55,212               52,976

Scot J. Cohen                                 12,000               12,000                    -

BL Cubed LLC (7)                              41,666               41,666                    -

Frederick Berdon                              20,833               20,833                    -

John Kaufman                                  10,416               10,416                    -

----------------
(1) Highbridge Capital Management, LLC ("Highbridge"), is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the ordinary shares held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2) Omicron Capital, L.P., a Delaware limited partnership, ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the ordinary shares owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the ordinary shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such ordinary shares. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the ordinary shares owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the ordinary shares owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such ordinary shares and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the ordinary shares being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(3) Joshua Silverman has voting control and investment discretion over securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the ordinary shares held by Iroquois Master Fund Ltd.

(4) Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth & Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any ordinary shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these ordinary shares. Ramius Capital has informed us in writing that it is an affiliate of a registered broker-dealer. Ramius Capital has further informed us in writing that it acquired its ordinary shares, and its securities exercisable or convertible into ordinary shares, that are being registered under the registration statement of which this prospectus forms a part, in the ordinary course of business and that at the time it purchased such shares and securities it did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares or securities.

(5) Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the ordinary shares owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such ordinary shares. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the ordinary shares owned by Rockmore Master Fund and, as of the date of this prospectus, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the ordinary shares owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the ordinary shares owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such ordinary shares and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the ordinary shares as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

(6) The total number of shares does not include one share that was excluded due to rounding.

(7) Mel C. Lifshitz, a member of BL Cubed LLC has voting control and investment discretion over securities held by BL Cubed LLC. Mr. Lifshitz disclaims beneficial ownership of the ordinary shares held by BL Cubed LLC.

                      OFFER STATISTICS, EXPECTED TIME TABLE
                            AND PLAN OF DISTRIBUTION

     We are registering the ordinary shares issued and issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the ordinary shares, convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

     The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o through the writing of options, whether such options are listed on an options exchange or otherwise;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    sales pursuant to Rule 144;

     o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

     The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

     We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

     We have agreed to bear all expenses relating to the registration of our ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these aggregate expenses to be approximately $5,000.

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     The Israeli Currency Control Law, 1978 imposes certain limitations concerning foreign currency transactions and transactions between Israeli and non-Israeli residents, which limitations may be regulated or waived by the Controller of Foreign Exchange at the Bank of Israel, through "general" and "special" permits. In May 1998, a new "general permit" was issued pursuant to which substantially all transactions in foreign currency are permitted. Any dividends or other distributions paid in respect of ordinary shares and any amounts payable upon the dissolution, liquidation or winding up of the affairs of RADA, as well as the proceeds of any sale in Israel of RADA'S securities to an Israeli resident are freely repatriable into non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on (or withheld from) such payments. Because exchange rates between the NIS and the U.S. dollar fluctuate continuously, U.S. shareholders will be subject to any such currency fluctuation during the period from when such dividend is declared through the date payment is made in U.S. dollars.

     The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS

     The consolidated financial statements of Rada Electronic Industries Ltd. appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by S. Friedman & Co., Advocates, Tel Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES

     Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and incorporated by reference herein, no reportable material changes have occurred since December 31, 2006.

           WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE

     This prospectus is a part of a registration statement on Form F-3, Registration No. 333- 117954, which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, or by visiting the Securities and Exchange Commission's website at http://www.sec.gov, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

o    Our Annual Report on Form 20-F for the fiscal year ended December 31, 2006;

o The description of our Ordinary Shares contained in our Registration Statement on Form 8-A, including any amendment or reports for the purpose of updating such description.

     In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

     Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RADA Electronic Industries Ltd. 7 Giborei Israel Street, Netanya 42504, Israel. Attn: Elan Sigal, Chief Financial Officer, telephone number (972)(9) 892-1129. You may also obtain information about us by visiting our website at www.rada.com. Information contained in our website is not part of this prospectus.

     We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (iii) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's Web site. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at http://www.sec.gov.

     In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

     We make available annually to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. We prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the U.S.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     We have been informed by our legal counsel in Israel, S. Friedman & Co. Advocates, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel, the laws of which do not prohibit the enforcement of judgment of Israeli courts, provided that:

o    the judgment is enforceable in the state in which it was given;

o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

o the judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel;

o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court and the judgment is no longer appealable and the judgment is executory in the country in which it was given.

     We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at such time. Judgment creditors must bear the risk of unfavorable exchange rates.

                         RADA ELECTRONIC INDUSTRIES LTD.

                            1,110,214 ORDINARY SHARES

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

                                 APRIL 12, 2007